EXHIBIT 21.1


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                         Subsidiaries of the Registrant


1.  Profit Thru Telecommunications (Europe) Limited

2.  Talidan Limited

3.  Harbor City Corporation, t/a ACC Telecom

4.  Talidan USA, Inc.

5.  Victoria Station Miami, Inc.

6.  Electronic Card Processing, Inc.

7.  Voice Quest, Inc.

8.  RomNet Support Services, Inc.

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